                            M-FOODS INVESTORS, LLC


                               December 21, 2000

Gregg A. Ostrander
c/o Michael Foods, Inc.
5353 Wayzata Boulevard
Minneapolis, MN 55416

Dear Mr. Ostrander:


          1. Pursuant to the terms of the Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") among M-Foods Holdings, Inc., a
                         ----------------
Delaware corporation ("Holdings"), Protein Acquisition Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), and
                                                        ----------
Michael Foods, Inc., a Minnesota corporation (the "Company"), Merger Sub will be
                                                   -------
merged with and into the Company (the "Merger"). Terms not otherwise defined in
                                       ------
this letter agreement shall have the meanings set forth in the Merger Agreement.

          2. You hereby acknowledge that you are the record and beneficial owner of 30,392 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and that you hold options exercisable for 382,500 shares
      ------------
of Common Stock (the "Options") (your owned shares of Common Stock (as such
                      -------
owned shares may be adjusted by any stock dividend, stock split, recapitalization, combination or other similar transaction) are referred to herein as the "Owned Shares" and, your Owned Shares together with any other
               ------------
shares of capital stock of the Company acquired or otherwise obtained by you after the date hereof (including shares of Common Stock issued upon exercise of the Options (as the same may be adjusted as aforesaid)) are referred to herein as the "Subject Shares"). The Owned Shares and the number of shares of Common
        --------------
Stock issued upon exercise of the Options in the amounts set forth in this
Section 2 constitute all of the shares of capital stock of the Company either owned by you or for which you have a right to obtain upon exercise of the Options as of the date hereof. You hereby agree to promptly notify M-Foods Investors, LLC, a Delaware limited liability company ("Investors"), of the
                                                       ---------
number of any additional shares of (or rights to acquire additional shares of) the Company's capital stock acquired or otherwise obtained in any manner by you, if any, after the date hereof.

          3.  By executing this letter agreement, you hereby agree that:

              (a) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of capital stock of the Company, however called, or in connection with any written consent of the holders of capital stock of the Company solicited by the Company Board, you will appear at the meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such Subject Shares
     (i) in
     favor of the Merger Agreement and transactions contemplated thereby (including the Merger), (ii) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (other than the Merger Agreement and transactions contemplated thereby (including the Merger)) and (iii) against any amendment of the Company's articles of incorporation or bylaws, or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, delay, prevent or nullify the Merger Agreement or transactions contemplated thereby (including the Merger);

               (b) you will not, except as contemplated by the terms of this Agreement or the Merger Agreement, (i) sell, transfer (with or without consideration), pledge or otherwise encumber, assign or otherwise dispose of, or enter into any contract, agreement, option or other arrangement or understanding with respect to the sale, transfer (with or without consideration), pledge, assignment or other disposition of, the Subject Shares or Options to any person other than Investors or its designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Subject Shares, (iii) exercise any of your Options or (iv) take any other action that would in any way restrict, limit, hinder or interfere with the performance by you of your obligations hereunder or the transactions contemplated hereby, or in any way restrict, limit, hinder or interfere with consummation of the transactions contemplated by the Merger Agreement (including the Merger); and

               (c) you hereby grant an irrevocable proxy during the term of this letter agreement to Investors, and hereby constitute and appoint Investors as your attorney-in-fact and proxy, with full power of substitution, for and in your name, place and stead, to vote (by written consent or otherwise) the Subject Shares which you are entitled to vote at any meeting of shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), on the matters and in the manner specified herein. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. You hereby revoke all previous proxies granted with respect to the Subject Shares, and no subsequent proxy shall be given (and if given or executed, shall not be effective) by you with respect thereto. All authority herein conferred or agreed to be conferred shall survive your death or incapacity.

          4.   You hereby represent and warrant to Investors that:

               (a) you are competent to and have sufficient capacity to execute and deliver this letter agreement and to perform your obligations hereunder and this letter agreement has been duly executed and delivered by you;

               (b) assuming the due execution and delivery of this letter agreement by Investors, this letter agreement constitutes your valid and binding obligation, enforceable against you in accordance with its terms;

               (c) the execution, delivery and performance of this letter agreement by you will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to you or by which any of your assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which you are a party or by which you are bound;

               (d) the Owned Shares and the certificates representing the Owned Shares are now, and at all times during the term hereof will be, held by you, or by a nominee or custodian for your benefit, and you have good and marketable title to the Owned Shares free and clear of all liens, except for any such liens arising hereunder; and

               (e) you understand and acknowledge that Merger Sub is entering into the Merger Agreement in reliance upon your execution and delivery of this letter agreement.

          5. You further agree that in connection with the consummation of the transactions contemplated by the Merger Agreement (including the Merger), you will execute and deliver to Investors and its subsidiaries that are party thereto (and Investors shall, and shall cause its subsidiaries that are party thereto to, execute and deliver to you) each of the following agreements:

               (a) an Employment Agreement substantially in the form attached hereto as Exhibit 1;
               ---------

               (b) a Management Stock Purchase and Unit Subscription Agreement (the "Management Subscription Agreement"), substantially in the form
           ---------------------------------
     attached hereto as Exhibit 2;
                        ---------

               (c) a Securityholders Agreement substantially in the form attached hereto as Exhibit 3;
                        ---------

               (d) an Option Cancellation Agreement substantially in the form attached hereto as Exhibit 4;
                        ---------

               (e) an Amended and Restated Limited Liability Company Agreement of Investors containing terms consistent with the provisions of the term sheet attached hereto as Exhibit 5 and such other provisions as are
                              ---------
     reasonable and customary in a limited liability company agreement of such nature.

In addition, Investors shall cause Holdings to (i) adopt an option plan containing terms consistent with the provisions of the term sheet attached hereto as Exhibit 6, and (ii) issue to you options to acquire a number of shares
          ---------
of Holding's common stock as determined by the Compensation

Committee of Holding's Board of Directors/1/ pursuant to an option grant agreement consistent with terms reflected on Exhibit 6.
                                             ---------

          6. You hereby waive any rights of appraisal or any dissenter's rights with respect to the Merger that you may have under applicable law.

          7. At the request of Investors, you agree that a legend substantially in the following form may be stamped, printed or typed on your certificates evidencing the Subject Shares:

          "THE VOTING, SALE, ASSIGNMENT, TRANSFER, GIFT, PLEDGE, HYPOTHECATION, ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A VOTING AGREEMENT DATED AS OF DECEMBER 21, 2000, BY AND BETWEEN M-FOODS INVESTORS, LLC AND THE RECORD OWNER HEREOF, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF MICHAEL FOODS, INC."

          8. You hereby represent that you have carefully reviewed this agreement and the Exhibits hereto, including, without limitation, Sections 4.1
                                                                  ------------
and 4.2 of the Management Subscription Agreement.  You also represent and
    ---
warrant that (as of the date hereof and at the Effective Time):

               (a) your financial situation is such that you can afford to bear the economic risk of holding securities of Investors for an indefinite period of time, have adequate means for providing for your current needs and personal contingencies, and can afford to suffer a complete loss of your proposed investment in Investors;

               (b) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of your proposed investment in Investors;

               (c) you understand that your proposed investment in Investors is a speculative investment which involves a high degree of risk of loss, there are substantial restrictions on the transferability of the securities of Investors and, on the Closing Date (as defined in form of Subscription Agreement) and for an indefinite period following the Closing (as defined in the form of Subscription Agreement), there will be no public market for the

________________

/1/ The Compensation Committee will be authorized to issue options to acquire 5% of the fully-diluted outstanding capital stock of Holdings as of the Closing before giving effect to issuances of warrants to Holding's and its subsidiaries' financing sources. 50% of such options (i.e., options to acquire 2.5% of the fully-diluted outstanding capital stock of the Company as of the Closing before giving effect to issuances of warrants to the Company's and its subsidiaries' financing sources) will be issued to certain executives at Closing with an exercise price equal to $30.10 per share. The Compensation Committee will determine the number of options you will be granted.

     securities of Investors and, accordingly, it may not be possible for you to liquidate your proposed investment in case of emergency, if at all;

               (d) if you cease to be an employee of Investors or its subsidiaries, your proposed investment may be repurchased at a price which may be less than the fair market value thereof;

               (e) you understand and take cognizance of all the risk factors related to your proposed investment and no representations or warranties have been made to you or your representatives concerning (i) your proposed investment, (ii) Investors and its subsidiaries, (iii) the prospects of any thereof or (iv) other matters;

               (f) you have been given the opportunity to examine all documents and to ask questions of, and to receive answers from, Investors and its representatives concerning Investors and its subsidiaries, the transactions contemplated by the Merger Agreement (including the Merger) and this letter agreement and the Exhibits hereto and to obtain any additional information that you deem necessary;

               (g) all information which you have provided to Investors and its representatives concerning you and your financial position is complete and correct as of the date hereof; and

               (h) you are an "accredited investor" within the meaning of Rule 501(a) under the Securities Act of 1933, as amended.

          9. You agree after the date hereof to cooperate with Investors in taking action reasonably necessary to consummate the transactions contemplated by this letter agreement and the Exhibits hereto, including the execution and delivery of ancillary agreements reasonably necessary to effectuate the aforesaid transactions, and to consent to modifications to the Exhibits hereto that do not adversely affect you.

          10. The provisions of this letter agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

          11. This letter agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

          12. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein.

          13. Any suit, action or proceeding with respect to this letter agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of Delaware, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The parties hereto hereby irrevocably waive (i) any objections which any of them may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this letter agreement brought in any court of competent jurisdiction in the State of Delaware, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

          14. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

               (a)  If to Investors:

                    M-Foods Investors, LLC
                    c/o Vestar Capital Partners IV, L.P.
                    1225 Seventeenth Street
                    Suite 1660
                    Denver, CO 80202
                    Attention:  James P. Kelley
                    Facsimile:  (303) 292-6639

                    and
                    ---

                    c/o Goldner Hawn Johnson & Morrison Incorporated 5250 Wells Fargo Center
                    Minneapolis, MN  55402-4123
                    Attention:  John L. Morrison
                                Michael T. Sweeney
                    Facsimile:  (612) 338-2860

                    with copies to:
                    --------------

                    Vestar Capital Partners IV, L.P.
                    245 Park Avenue
                    41/st/ Floor
                    New York, NY 10167
                    Attention:   General Counsel
                    Facsimile:   (212) 808-4922
                    and
                    ---

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, IL 60601
                    Attention:  Stephen L. Ritchie
                    Facsimile:  (312) 861-2200

                    and
                    ---

                    Faegre & Benson
                    2200 Wells Fargo Center
                    90 South Seventh Street
                    Minneapolis, MN 55402-3901
                    Attention:  Bruce M. Engler
                    Facsimile:  (612) 336-3026

               (a) If to you, to the address shown beneath your name on the signature page attached hereto with copies to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    Four Times Square
                    New York, NY 10036
                    Attention:  Eric L. Cochran
                    Facsimile:  (212) 735-2000

          15. This letter agreement and the Exhibits hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This letter agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          16. This letter agreement may be executed in separate counterparts (including by means of telecopied signature pages), and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          17. You acknowledge and agree that a violation of any of the terms of this letter agreement will cause Investors and its subsidiaries irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that Investors shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

          18. Your rights and remedies and the rights and remedies of Investors and its subsidiaries under this letter agreement shall be cumulative and not exclusive of any rights or remedies which any of them would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by any party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this letter agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

          19. You acknowledge and agree that if Holdings receives an Expense Payment (as defined in the Merger Agreement) in connection with a termination of the Merger Agreement in accordance with its terms, Investors agrees that it shall cause Holdings to reimburse the Executive Group (as defined below) for all Management Transaction Expenses (as defined below); provided, however, that in
                                                    -----------------
no event shall Holdings be obligated to reimburse the Executive Group for Management Transaction Expenses to the extent that Expense Payments received by Holdings do not fully reimburse Holdings and its affiliates for all Buyer Transaction Expenses (as defined below). For purposes of clarity and by way of example, if Holdings incurs $5 million of Buyer Transaction Expenses, and if Holdings receives Expense Payments pursuant to the Merger Agreement totaling $2 million, Holdings shall only be obligated to reimburse the Executive Group for 40% ($2 million / $5 million) of all Management Transaction Expenses. The term "Executive Group" shall mean you and the other executives executing similar
 ---------------
letter agreements as of the date hereof. The term "Management Transaction
                                                   ----------------------
Expenses" shall mean fees and expenses payable to Skadden, Arps, Slate, Meagher
--------
& Flom for legal fees incurred by the Executive Group in connection with the execution and negotiation of this letter and the transactions contemplated hereby. The term "Buyer Transaction Expenses" shall mean the out-of-pocket
                   --------------------------
expenses and fees incurred by Holdings and its affiliates in connection with the transactions contemplated by the Merger Agreement, including but not limited to, fees payable to banks, investment banking firms and other financial institutions, and their respective agents and counsel, and fees of counsel, accountants, financial printers, advisors, experts and consultants to Holdings and its affiliates. Investors agrees that it shall cause Holdings or its subsidiaries to reimburse the Executive Group for Management Transaction Expenses if the transactions contemplated by the Merger Agreement are consummated.

          20. This letter agreement shall terminate, and be of no further force or effect, automatically without any further action on the part of any parties hereto, upon the earlier to occur of (i) a termination of the Merger Agreement in accordance with its terms for any reason, (ii) the execution of an amendment to the Merger Agreement that (A) materially and adversely affects your economic interest in the transactions contemplated hereby, and (B) was not approved by Gregg Ostrander and (iii) July 31, 2001. Nothing herein shall relieve any party from liability for any breach of this letter agreement occurring prior to such termination.

                                    Very truly yours,

                                    M-FOODS INVESTORS, LLC


                                    By:   /s/ Jack M. Feder
                                         ---------------------------------
                                         Name: Jack M. Feder
                                         Title: Secretary

Agreed and accepted as of the
date first written above:


/s/ Gregg A. Ostrander
----------------------
Gregg A. Ostrander
c/o Michael Foods, Inc.
5353 Wayzata Boulevard
Suite 324
Minneapolis, MN 55416

                               CONSENT OF SPOUSE

          I, Kristin Kjar Ostrander, hereby acknowledge that I have read the foregoing letter agreement (the "Agreement") and that I understand its contents.
                                 ---------
I agree that my spouse's interest in the common stock of Michael Foods, Inc. is subject to the Agreement and any interest I may have in such common stock shall also be irrevocably bound by the Agreement and, further, that my community property interest in such common stock, if any, shall be similarly bound by the Agreement.

          I am aware that the legal, financial and other matters contained in the Agreement are complex and that I am encouraged to seek advice with respect thereto from independent legal counsel and/or financial advisors. I have either sought such advice or determined after carefully reviewing the Agreement that I hereby waive such right.

                              Acknowledged and agreed this 21/st/ day of December, 2000.

                                         /s/ Kristin Kjar Ostrander
                              ----------------------------------------------


                              Name:          Kristin Kjar Ostrander
                                     ---------------------------------------


                                             /s/ Carole A. Leonard
                              ----------------------------------------------
                                                Witness

                                                                       EXHIBIT 1

                                                                       EXHIBIT 2

                                                                       EXHIBIT 3

                                                                       EXHIBIT 4

                                                                       EXHIBIT 5

                                                            [K&E Draft 12/21/00]

                         OPTION CANCELLATION AGREEMENT

          This Option Cancellation Agreement (the "Agreement") is made as of
                                                   ---------
_________ ___, 2001, by and between Michael Foods, Inc., a Minnesota corporation (the "Company"), and the individual whose name appears on the signature page
      -------
hereto (the "Optionee").
             --------

                            PRELIMINARY STATEMENTS:

          Pursuant to that certain Agreement and Plan of Merger (the "Merger
                                                                      ------
Agreement"), dated as of December 21, 2000, by and among the Company, M-Foods
---------
Holdings, Inc., a Delaware corporation ("Holdings"), and Protein Acquisition
                                         --------
Corp., a Minnesota corporation and a wholly owned subsidiary of Holdings ("Merger Sub"), Merger Sub shall be merged with and into the Company (the
 -----------
"Merger") at the Effective Time, and, by virtue of such Merger, each issued and
 ------
outstanding share of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), issued and outstanding at the Effective Time (other
 --------------------
than shares owned by Merger Sub or the Company, or Dissenting Shares) will be converted into the right to receive the Price Per Share. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Merger Agreement.

          Pursuant to the Company's 1987 Non-Qualified Stock Option Plan, as amended and 1997 Stock Incentive Plan, as amended (collectively, the "Option
                                                                      ------
Plan"), the Company has heretofore granted to the Optionee options (the
----
"Options") to purchase that number of shares of Company Common Stock set forth
 -------
on the signature page hereto opposite the caption "Number of Shares Subject to Options."

          In connection with the consummation of the transactions contemplated under the Merger Agreement, the Company has offered, and the Optionee desires to accept, the consideration described below in exchange for the Optionee's consent to allow the Company to cancel all of the Optionee's Options (the "Cancelled
                                                                   ---------
Options"), such Options having the per share exercise price(s) set forth on the
-------
signature page hereto opposite the caption "Exercise Price Per Share of the Cancelled Options" (the "Exercise Price").
                         --------------

          In consideration for such cancellations, with respect to the Cancelled Options, the Company desires to pay to the Optionee an aggregate amount (in the forms described below) equal to the sum of the products of (i) the excess, if any, of the Price Per Share over the Exercise Price of such Cancelled Options multiplied by (ii) the number of shares of Company Common Stock for which such particular Cancelled Options relate that have not theretofore been exercised, without interest (the "Cancellation Payment"), such amount set forth on the
                       --------------------
signature page hereto opposite the caption "Cancellation Payment." Such Cancellation Payment will be paid in the form of (i) cash, if any, in such amount as set forth on the signature page hereto opposite the caption "Cash Payment" (the "Cash") and (ii) those certain deferred compensation rights, in
               ----
such amount as set forth on the signature page hereto opposite the caption "Deferred Amount," contained in Optionee's Employment Agreement or Severance and Deferred Compensation Agreement, as the case may be, the "Deferred
                                                          --------

Amount." Notwithstanding the foregoing, the Company shall be entitled to
------
from Optionee the amount of any withholding or other tax due in connection with such Cancellation Payment.

                                  AGREEMENT:

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.   Cancellation.  The Optionee hereby agrees to cancel and surrender
               ------------
all of the Optionee's rights under the Cancelled Options effective on the date of the consummation of the Merger, and the Company hereby agrees to pay to the Optionee on the date of the consummation of the Merger, the Cancellation Payment in the form of the Cash and the Deferred Amount. Notwithstanding the foregoing, the Company shall be entitled to withhold from the Optionee the amount of any withholding tax due in connection with such Cancellation Payment.

          2.   Optionee's Representation, Warranties, and Covenants.  As a
               ----------------------------------------------------
material inducement to the Company to enter into this Agreement and make the Cancellation Payment, the Optionee hereby represents, warrants, and covenants to the Company that:

          (a)  Capital Stock and Related Matters. Other than pursuant to the
               ---------------------------------
Options, the Optionee has no right, title or interest in any other securities convertible or exchangeable for any shares of the Company's capital stock, and the Optionee does not have any right, title or interest in any rights or options to subscribe for or to purchase the Company's capital stock or any stock or securities convertible into or exchangeable for the Company's capital stock. The Optionee owns the Options, free and clear of all pledges, security interests, liens, claims, encumbrances, agreements, rights of first refusal and options of any kind whatsoever, other than such restrictions arising under the Securities Act of 1933, as amended, state securities laws or any of the documents and other agreements executed as of the date hereof in connection with the consummation of the Merger.

          (b)  Authorization; No Breach. This Agreement has been duly executed
               ------------------------
and delivered by the Optionee. This Agreement constitutes a valid and binding obligation of the Optionee, enforceable in accordance with its terms. To the best of the Optionee's knowledge, the execution and delivery by the Optionee of this Agreement and compliance with the terms hereof by the Optionee, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body pursuant to, any law, statute, rule or regulation to which the Optionee is subject, or any agreement, instrument, order, judgment or decree to which the Optionee is a party or by which it is bound. If the Optionee is married and the Cancelled Options of such Optionee constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by such Optionee's spouse, enforceable against such spouse in accordance with its terms.

          3.   Indemnification.  The Optionee shall indemnify, defend and hold
               ---------------
harmless the Company from and against any and all claims, losses, liabilities, costs, expenses, obligations and damages incurred or paid by the Company that would not have been sustained, incurred or paid if all of the representations and warranties set forth in Section 2 hereof had been true and correct; provided, however, that the Optionee shall not be obligated to
                  --------  -------
indemnify the Company for any amounts in excess of the Cancellation Payment.

          4.   Release and Waiver.  The Optionee does hereby forever release,
               ------------------
discharge and acquit the Company from all claims, demands, obligations and liabilities, whensoever arising out of, connected with or relating to, the Cancelled Options and the cancellation thereof; provided, however, that such
                                                ------------------
release and waiver does not extend to claims, demands, obligations and liabilities arising out of this Agreement.

          5.   General Provisions.
               ------------------

          (a)  Severability. Whenever possible, each provision of this Agreement
               ------------
will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b)  Complete Agreement. This Agreement, those documents expressly
               ------------------
referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c)  Counterparts. This Agreement may be executed in separate
               ------------
counterparts (including by means of telecopied signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d)  Successors and Assigns. Except as otherwise provided herein, this
               ----------------------
Agreement shall bind and inure to the benefit of and be enforceable by the Optionee, the Company and their respective successors and assigns; provided that the rights and obligations of the Optionee under this Agreement shall not be assignable without the prior written consent of the Company.

          (e)  Choice of Law. The corporate law of the State of Delaware will
               -------------
govern all questions concerning the relative rights of the Company and the Optionee. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          (f)  Remedies. Each of the parties to this Agreement will be entitled
               --------
to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (g)  Amendment and Waiver. The provisions of this Agreement may be
               --------------------
amended and waived only with the prior written consent of the Company and the Optionee.

                                     *****

          IN WITNESS WHEREOF, the parties hereto have executed this Option Cancellation Agreement on the date first written above.


                                   MICHAEL FOODS, INC.

                                   By______________________________________
                                   Its_____________________________________


                                   OPTIONEE


                                   ________________________________________
                                   Signature of Optionee

                                   Gregg Ostrander
                                   ----------------------------------------
                                   Name of Optionee


                                   OPTIONEE'S SPOUSE


                                   ________________________________________
                                   Signature of Optionee's Spouse


                                   ________________________________________
                                   Name of Optionee's Spouse


Number of Shares Subject to Options:
(identified by applicable grant date(s) and Option Plan(s))

               Option Date         Plan/Type           Outstanding
               -----------         ---------           -----------

              3/1/1993             1987/NQ                25,000.00
              1/3/1994             1987/NQ                20,000.00
              1/3/1995             1987/NQ                40,000.00
              1/2/1996             1987/NQ                40,000.00
              2/20/1996            1987/NQ                 4,500.00
              3/17/1997            1987/NQ                20,000.00
              12/31/1997           1997/NQ                68,500.00
              3/3/1998             1997/NQ                36,000.00
              2/25/1999            1997/NQ                 9,000.00
              2/25/1999            1997/NQ                40,000.00
              2/22/2000            1997/NQ                 4,500.00
              2/24/2000            1997/NQ                75,000.00

Number of Options to be Cancelled:                                   382,500.00
                                                                    -----------

Exercise Price Per Share of the Cancelled Options:
(identified by applicable grant date(s) and Option Plan(s))

               Option Date         Plan/Type           Price
               -----------         ---------           -----

              3/1/1993             1987/NQ               $ 8.875
              1/3/1994             1987/NQ               $ 8.125
              1/3/1995             1987/NQ               $10.000
              1/2/1996             1987/NQ               $11.875
              2/20/1996            1987/NQ               $11.125
              3/17/1997            1987/NQ               $11.000
              12/31/1997           1997/NQ               $24.375
              3/3/1998             1997/NQ               $25.000
              2/25/1999            1997/NQ               $18.625
              2/25/1999            1997/NQ               $22.688
              2/22/2000            1997/NQ               $21.438
              2/24/2000            1997/NQ               $21.438


Cancellation Payment:                                                 $4,635,900
Cash Payment:                                                           $603,900
Deferred Amount:                                                      $4,032,000

                                                                       Exhibit 1

                             EMPLOYMENT AGREEMENT
                             --------------------

          AGREEMENT, dated as of the __th day of _________, 2001, by and among Michael Foods, Inc., a Minnesota corporation having its principal executive offices in Minneapolis, Minnesota (the "Company"), Gregg A. Ostrander (the "Executive"), and for the purposes of Section 6 hereof, M-Foods Holdings, Inc., a Delaware corporation and controlling entity of the Company ("Holdings").

          WHEREAS, Executive currently serves as a senior executive officer of the Company;

          WHEREAS, the Company recognizes the Executive's substantial contribution to the growth and success of the Company, desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company, which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's senior management in the best interests of the Company and its shareholders;

          WHEREAS, the Executive is willing to continue to serve the Company on the terms and conditions set forth below;

          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

          1. Employment Period. Subject to the terms and conditions of this Agreement, including Section 3, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company, for the period commencing on the date hereof (the "Effective Date") and ending on the second anniversary of such Effective Date (the "Employment Period"), provided, however, that commencing on the first anniversary of the
          --------- -------
Effective Date and each subsequent anniversary thereafter, the Employment Period shall automatically be extended for one additional year.

          2.   Terms of Employment.

               (a)  Position and Duties.

                    (i) During the Employment Period, the Executive shall serve as Chairman of the Board of Directors, President and Chief Executive Officer of the Company with the appropriate authority, duties and responsibilities attendant to such positions. Executive shall also serve, at the request of the Company, as a Director of the Company and each of its subsidiaries.

                    (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during his normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.

               (b)  Compensation.

                    (i)   Annual Base Salary.  Effective immediately, and
                          ------------------
     during the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of at least $595,000, the competitiveness of which shall be periodically reviewed and adjusted in accordance with Company policy. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                    (ii)  Annual Bonus.  During the Employment Period, the
                          ------------
     Executive shall participate in such bonus arrangements as may be approved by the Compensation Committee of the Board (the "Compensation Committee") (the aggregate of all payments made under such bonus arrangements being herein referred to as the "Annual Bonus"). Executive's aggregate bonus opportunity will be no less than 100% of Annual Base Salary and the "Target Bonus" will be no less than 62.5% of Annual Base Salary or greater as determined by the Compensation Committee. The Annual Bonus shall be paid within two and one-half months of the end of the fiscal year of the Company to which it relates. If a Change in Control occurs, the Executive shall be paid at least the Target Bonus for the year in which such Change in Control occurs and in each subsequent year of continuing employment until the end of the Employment Period.

                    (iii) Long-Term Incentive Plans.  The Executive shall
                          -------------------------
     participate in long-term incentive plans including all stock option plans and other long-term incentive plans the Company may adopt from time to time on a basis no less favorable than that provided to any other executive officer of the Company.

                    (iv)  Other Employee Benefit Plans.  During the Employment
                          ----------------------------
     Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all compensation, incentive, employee benefit, welfare and other plans, practices, policies and programs and fringe benefits on a basis no less favorable than that provided to any other executive officer of the Company.

          3.   Termination of Employment.

               (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean a determination by the Company in its sole discretion that Executive is unable to perform his job responsibilities as a result of chronic illness, physical, mental or any other disability for a period of six months or more.

               (b) With or Without Cause. The Company may terminate the Executive's employment during the Employment Period with or without Cause. For purposes of this Agreement, "Cause" shall mean:

                    (i) the continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                    (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

                    (iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (while the Executive does not serve as such) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i),
(ii) or (iii) above, and specifying the particulars thereof in detail.

               (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

                    (i) the assignment to the Executive of any duties inconsistent with the Executive's title and position (including status, offices and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a)(i) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; provided that it is specifically understood that within six months of a Change in Control the Company shall have the flexibility to appoint the Executive to a reporting relationship different from that which existed prior to the Change in Control, to make an immaterial change in Executive's duties, or to change the Executive's title provided that Executive shall not have a stature less than that of a Divisional President, and it is understood that equivalent positions may have different titles;

                    (iii) any failure by the Company to comply with any of the provisions of Section 2(b) of this Agreement or the failure by the Company to increase such base salary each year after a Change in Control by an amount which at least equals on a percentage basis, the mean average percentage increase in base salary for all employees similarly situated during the two (2) full calendar years immediately preceding a Change in Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                    (iii) the failure of the Company upon a Change in Control to
     (A) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to such Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits, or (B) provide Executive with paid vacation in accordance with the most favorable past practice of the Company as in effect for Executive immediately prior to such Change in Control;

                    (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement for Cause, death or Disability;

                    (v)   any failure by the Company to comply with and satisfy
     Section 10(c) of this Agreement;

                    (vi) any requirement that the Executive (A) be based anywhere more than fifty (50) miles from the office where the Executive is currently located or (B) travel on Company business to an extent substantially greater than the Executive's current travel obligations; or

                    (vii) any failure of the Executive to be elected to, or to remain a member of, the Company's Board of Directors; provided, however,
                                                           --------  -------
     that after a Change in Control, failure of the Executive to be nominated to the Board of Directors of a successor that is a publicly traded company shall not constitute Good Reason.

               (d) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

               (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company other than for Disability, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, (ii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, and (iii) if the Executive's employment is terminated by the Executive, thirty days after the giving of such notice by the Executive provided that the Company may elect to place the Executive on paid leave for all or any part of such 30-day period.

               (f) Change in Control. "Change in Control" means the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties on an arm's-length basis, pursuant to which (a) such party or parties, directly or indirectly, acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company Common Stock pursuant to an offering registered under the 1933 Act, Vestar Capital Partners IV, L.P. a Delaware limited partnership and its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board of Directors of the Company.

          4.   Obligations of the Company upon Termination.

               (a) Death or Disability. If, during the Employment Period, the Executive's employment shall terminate on account of death or Disability:

                    (i) the Company shall pay to the Executive or his estate or beneficiaries in a lump sum in cash within 30 days after the Date of Termination the sum of (x) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (y) the product of (1) the Target Bonus and (2) a fraction, the numerator of which is the number of whole and partial months in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 12, to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the "Accrued Obligations");

                    (ii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive or his estate or beneficiaries any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice of or contract or agreement with the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

                    (iii) the Company shall pay to the Executive or his estate or beneficiaries in a lump sum in cash within 30 days after the Date of Termination an amount equal to the product of (x) three (3) and (y) the sum of the Executive's current Annual Base Salary and Target Bonus.

               (b) By the Company for Cause; By the Executive Other than for Good Reason. If the Executive's employment is terminated for Cause or the Executive terminates his employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (i) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid and (ii) the Other Benefits.

               (c) By the Company Other than for Cause, Death or Disability; By the Executive for Good Reason. If, during the Employment Period, the Executive's employment is terminated by the Executive for Good Reason or by the Company other than for Cause and other than on account of death or Disability:

                    (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of:

                          (A)  the Accrued Obligations; and

                          (B) the amount equal to the product of (x) three (3) and (y) the sum of the Executive's current Annual Base Salary and Target Bonus;

                    (ii) the Company shall provide the Executive with the Other Benefits; and

                    (iii) for a period of three (3) years following Executive's Date of Termination the Company shall continue to provide medical, dental and life insurance benefits to the Executive, his spouse and children under age 25 on the same basis, including without limitation employee contributions, as such benefits are then currently provided to the Executive ("Welfare Benefits"); provided that the provision of such Welfare Benefits shall cease in the event Executive becomes eligible to receive comparable benefits from another employer (either because he becomes employed by, or becomes an independent contractor with respect to such employer).

          5.   Noncompetition and Nonsolicitation.  Executive acknowledges that
               ----------------------------------
in the course of his employment with the Company he will become familiar with the Company's and its subsidiaries' trade secrets and other confidential information concerning the Company and such subsidiaries and that his services will be of special, unique and extraordinary value to the Company and its subsidiaries. Therefore, Executive agrees that:

               (a)  Noncompetition.  During the period commencing on the
                    --------------
Effective Date and ending on the second anniversary of the date Executive's employment with the Company terminates (such period the "Restricted Period"), Executive shall not, for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, as an executive, agent, representative, consultant, partner, shareholder or holder of any other financial interest, in any business that competes with the Company in the business of the production, distribution or sales of eggs or egg products (a "Competing Business"), it being understood and agreed that Executive shall not be in violation of this restriction where Executive is employed by a person, firm, partnership, corporation, or other entity engaged in a variety of activities, including the Competing Business, so long as Executive is not engaged in or responsible for the Competing Business of such entity. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding publicly traded stock of any class of a Competing Business so long as Executive has no active participation in the business of such entity, except to the extent permitted above. Executive acknowledges that this Agreement, and specifically, this Section 5, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.

          (b) Nonsolicitation.  During the Restricted Period, Executive shall
              ---------------
not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or any of its subsidiaries and any employee thereof, (ii) knowingly hire any person who was an employee of the Company or any of its subsidiaries within 180 days prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or its subsidiaries or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its subsidiaries and with which the Company or any of its subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its subsidiaries in the one-year period immediately preceding Executive's termination of employment with the Company.

          (c) Enforcement. The parties to this Agreement hereby agree and
              -----------
stipulate that (i) the restrictions contained in this Agreement are reasonable and necessary in order to protect the Company's and its subsidiaries' legitimate business interests and (ii) in the event of any breach or violation of this Agreement or of any provision hereof by Executive, the Company and its subsidiaries will have no adequate remedy at law and will suffer irreparable loss and damage thereby. The parties hereby further agree and stipulate that in the event of any such breach or violation, either threatened or actual, the Company's and its subsidiaries' rights shall include, in addition to any and all other rights available to the Company and its subsidiaries at law or in equity, the right to seek and obtain any and all injunctive relief or restraining orders available to it in courts of proper jurisdiction, so as to prohibit, bar, and restrain any and all such breaches or violations by Executive. The prevailing party to any legal action, arbitration or other proceeding commenced in connection with enforcing any provision of this Section 5, including without limitation, obtaining the injunctive relief provided by this Section 5 shall be entitled to recover all court costs, reasonable attorneys' fees, and related expenses incurred by such party. Executive further agrees that no bond need be filed in connection with any request by the Company and its subsidiaries for a temporary restraining order or for temporary or preliminary injunctive relief.

          (d) Additional Acknowledgments.  Executive acknowledges that the
              --------------------------
provisions of this Section 5 are in consideration of: (i) employment with the Company, (ii) the issuance by M-Foods Investors, LLC, a Delaware corporation and affiliate of the Company ("Investors"), to Executive of Investors' Class B Units (the "Class B Units") and Investors' Class C Units pursuant to the terms of that certain Management Stock Purchase Agreement and Unit Subscription Agreement, dated as of the date hereof, by and between Investors and Executive (the "Management Stock Purchase Agreement and Unit Subscription Agreement"), and
(iii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive acknowledges (i) that the business of the Company and its subsidiaries is national in scope and without geographical limitation and (ii) notwithstanding the state of incorporation or principal office of the Company or any of its subsidiaries, or any of their respective executives or employees (including the

Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the United States. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

          6. Deferral of Certain Compensation. In connection with the Executive's agreement to cancel all of his options to acquire Company Common Stock pursuant to the terms of that certain Option Cancellation Agreement, dated as of the date hereof, by and between the Executive and the Company, the Company shall (a) pay to Executive an amount equal to $603,900 (the "Cancellation Payment") and (b) rollover an amount equal to $4,032,000 (the "Deferred Amount") to an unfunded, unsecured nonqualified deferred compensation arrangement established for this purpose (the "Deferred Account"). Each of the Executive, the Company and Holdings agrees that Holdings, through an intercompany transfer, shall assume all obligations associated with the Deferred Amount. The Cancellation Payment shall be paid by the Company to the Executive on the Effective Date, or as soon as reasonably practicable thereafter.

     With respect to the Deferred Account, the Deferred Amount shall be deemed to be invested (i.e., an actual investment will not be made), as of the Effective Date, in that number of Class A Units (the "Class A Units") of Investors equal to the quotient determined by dividing (i) the Deferred Amount by (ii) $100 (the per unit price of Class A Units). Holdings shall credit Executive's Deferred Account with certain of the distributions that would be received by the Deferred Account if such Deferred Account were actually invested in Class A Units, the extent of such crediting to be based upon the number of Class A Units deemed held by the Deferred Account in accordance with the calculation set forth in the following sentences. Holdings shall credit Executive's Deferred Account with any distributions made in respect of Class A Units pursuant to or in accordance with Sections 4.4(a)(i) and 4.4(a)(ii) [such sections to correspond with the "First" and "Second" distributions described in the LLC term sheet under the heading "Distributions"] of the Investors' Amended and Restated Limited Liability Company Agreement, dated ________ __, 2001 (the
"LLC Agreement").   In the event Investors distributes non-cash property to
holders of Class A Units pursuant to Sections 4.4(a)(i) or 4.4(a)(ii) of the LLC Agreement, Holdings shall credit Executive's Deferred Account in an amount equal to the fair market value of such property, as determined by the Management Committee of Investors. Executive's Deferred Account shall not be credited with any distributions made in respect of Class A Units pursuant to or in accordance with any subsections of Section 4.4 of the LLC Agreement other than Sections 4.4(a)(i) and 4.4(a)(ii) thereof. In the event that Class A Units are sold to a buyer unrelated to the holders of Class A Units on the date hereof, Holdings shall credit Executive's Deferred Account with an amount equal to the result of
(x) the percentage of outstanding Class A Units being purchased by an unrelated buyer multiplied by (y) the number of Class A Units deemed held in the Deferred Account multiplied by (z) the lesser of (i) the amount of cash or fair market value of any property, as determined by the Management Committee of Investors, received by holders of Class A Units in exchange for a Class A Unit and (ii) the sum of the Unreturned Capital and Unpaid Yield (as such terms are defined in the LLC Agreement) of a Class A Unit (assuming such Class A Unit was issued on the Closing Date, as such term is defined in the Management Stock Purchase and Unit Subscription Agreement); it being understood and agreed that any distribution made pursuant to this sentence shall, with respect to future distributions, reduce the number of Class A Units deemed held by the Deferred Account by the percentage described in subclause (x) of this sentence. All amounts in the Executive's Deferred Account shall be subject to the claims of the creditors of Holdings.

     Executive shall receive from Holdings distributions from his Deferred Account, in the amount indicated, upon the occurrence of the following events:
(i) upon a Change in Control, Executive shall receive a total distribution of the amount then deemed held in the Deferred Account; (ii) upon the tenth anniversary of the date hereof, Executive shall receive a total distribution of the amount then deemed held in the Deferred Account; and (iii) upon the purchase by Investors of any of Executive's Class B Units pursuant to Section 7.2 of the Management Stock Purchase and Unit Subscription Agreement, Executive shall receive a distribution from the Deferred Account equal to the result of (x) the percentage of Executive's Class B Units being purchased by Investors multiplied by (y) the number of Class A Units deemed held in the Deferred Account multiplied by (z) the lesser of (i) the fair market value of a Class A Unit, as determined by the Management Committee of Investors and (ii) the sum of the Unreturned Capital and Unpaid Yield (as such terms are defined in the LLC Agreement) of a Class A Unit (assuming such Class A Unit was issued on the Closing Date, as such term is defined in the Management Stock Purchase and Unit Subscription Agreement); it being understood and agreed that any distribution made pursuant to clause (iii) of this sentence shall, with respect to future distributions, reduce the number of Class A Units deemed held by the Deferred Account by the percentage described in subclause (x) of this sentence. The form of payment made with respect to any of the foregoing distributions shall be a cash payment except that (A) in the event of a Change in Control in which the consideration effecting such Change in Control is non-cash consideration, such distribution may be made in the form of such non-cash consideration, the fair market value of which shall be determined by the Management Committee of Investors, and (B) in the event of a distribution of the type described in clause (iii) above, if, with respect to Holdings, any of the Cash Deferral Conditions (as such term is defined in the Management Stock Purchase and Unit Subscription Agreement) exists, the portion of the cash payment so affected may be made by the delivery of Holdings' unfunded and unsecured promise to pay Executive the portion of the cash payment so affected in cash, together with interest, at the first date on which the Cash Deferral Conditions no longer exist. The interest on such delayed cash payment will accrue annually at the "prime rate" published by The Wall Street Journal on the date Holdings delivers its unfunded and unsecured promise.

          7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

          8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

          9.   Certain Additional Payments by the Company.

     Notwithstanding anything in this Agreement to the contrary, this Section 9 shall be limited in its application solely to the change in ownership that will occur as a result of the consummation of the transactions set forth in that certain Agreement and Plan of Merger, dated December 21, 2000, by and among the Company, Holdings, and Protein Acquisition Corp:

               (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For purposes of this Agreement, the term "Reduced Amount" shall mean the greatest amount that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 120% of the Reduced Amount, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

               (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive not later than the due date for the payment of any Excise Tax. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                   (i) give the Company any information reasonably requested by the Company relating to such claim,

                   (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          10.  Successors.

               (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

               (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

               (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

          11.  Miscellaneous.

               (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

               (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Executive:

               Gregg A. Ostrander
               21520 Fairview Street
               Greenwood, Minnesota 55331

               If to the Company:

               Michael Foods, Inc.
               324 Park National Bank Building
               5353 Wayzata Boulevard
               Minneapolis, Minnesota 55416
               Telecopy Number: (612) 546-3711
               Attention:  Secretary

               with a copy to:

               Vestar Capital Partners IV, L.P.
               245 Park Avenue
               41/st/ Floor
               New York, NY 10167
               Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

               (c) Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

               (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including; without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               (f) From and after the Effective Date this Agreement shall supersede any other employment agreement between the parties with respect to the subject matter hereof.

               (g) Subject to the provisions of Section 3(d), there shall be no limitation on the ability of the Company to terminate the Executive at any time with or without Cause.


               *     *     *     *     *     *     *     *     *

          IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                    _______________________________
                                    Gregg A. Ostrander


                                    MICHAEL FOODS, INC.

                                    By:____________________________

                                    Title:_________________________


                                    M-FOODS HOLDINGS, INC.

                                    By:____________________________

                                    Title:_________________________